                                  EXHIBIT 2(B)



                 GREAT SOUTHERN BANCORP EXECUTIVE INCENTIVE STOCK OPTION PLAN AND FORM OF 1989 EXECUTIVE INCENTIVE STOCK OPTION AGREEMENT.

                              GREAT SOUTHERN BANK
                     EXECUTIVE INCENTIVE STOCK OPTION PLAN

                                   ARTICLE I
                                    THE PLAN

         1.1 NAME. The plan described herein shall be named the "Great Southern Bank Executive Incentive Stock Option Plan".

         1.2     PURPOSES.        The purpose of the plan is to advance the
interests of Great Southern Bank ("the Company") and its shareholders by affording to key management employees and officers of the Company and the Company's subsidiaries (as such term is defined by Section 425 of the Internal Revenue Code of 1986, as amended (the "Code")) an opportunity to acquire or increase their proprietary interest in the Company by the grant to such employees or officers of options under the terms set forth herein. By thus encouraging such employees or officers to become owners of the Company's stock, the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company and its subsidiaries in large measure depends. The plan and options granted hereunder are intended to constitute incentive stock options within the meaning and provisions of Section 422A of the Code, and to provide to the optionees the tax benefits arising from the applicability of said Section.

         1.3 EFFECTIVE DATE. The plan shall not become effective until adopted by a majority of the Board of Directors of the Company at any regular or special meeting and approved by the holders of a majority of the shares of outstanding stock (as hereinafter defined) represented at any annual or special meeting of the shareholders of the Company at which a quorum is present. The plan shall become effective as of the date upon which the plan is adopted by the board or approved by the shareholders, whichever date is later.

                                   ARTICLE II
                                  DEFINITIONS

         As used in the plan, the following terms shall be defined as set forth below unless the context indicates to the contrary:

                 (a) "Board" Shall mean the Board of Directors of the Company.

                 (b) "Cause" shall mean the negligent or willful failure of an optionee to perform his duties in a manner consistent with the best interests of the Company or its subsidiaries and in accordance with the directives of management.

                 (c) "Committee" shall mean the stock option committee of the board, as elected by the board from time to time.

                 (d)      "Company" shall mean Great Southern Bank.

                 (e) "Fair Market Value" shall mean the fair market value of the stock as determined by the board from time to time.

                 (f) "Option" shall mean an option to purchase stock granted pursuant to the provisions of this plan.

                 (g) "Optionee" shall mean an employee or officer of the Company or any of the Company's subsidiaries to whom an option has been granted hereunder.

                 (h) "Plan" shall mean the Great Southern Bank Executive Incentive Stock Option Plan, the terms of which are set forth herein.

                 (i) "Stock" shall mean the single class of common stock of the Company, par value $5.00, presently authorized by the articles of incorporation of the Company.

Should the amount of authorized stock be increased or decreased, or should the stock be changed into or exchanged for shares of a different stock or form of securities of the Company or some other corporation, "stock" shall include and mean such other stock or securities.

                 (j) "Stock Option Agreement" shall mean the agreement between the Company and the optionee by which the optionee may receive and exercise an option and thereby purchase stock under the plan.

                                  ARTICLE III
                           ELIGIBILITY OF OPTIONEES

         Any officer or other key management employee who is employed on a full-time basis by the Company or any of the Company's subsidiaries shall be eligible to be an optionee, except the following:

                 (i) An officer or employee who is a member of the committee at the time the option is granted; or

                 (ii) An officer or employee with beneficial ownership of stock representing more than ten (10%) percent of the total combined voting power of the Company's outstanding stock or of the outstanding stock of the Company's subsidiary banks; provided, however, that such officer or employee shall be eligible to participate if, at the time the option is granted, the option price is at least one hundred ten (110%) percent of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted.

                                   ARTICLE IV
                  ADMINISTRATION BY THE STOCK OPTION COMMITTEE

         4.1 DUTIES AND POWERS OF COMMITTEE AND BOARD. The plan shall be administered by the committee. Subject to the express provisions of the plan and approval by the board, the committee shall have sole discretion and authority to determine from among those persons eligible to be optionees those to whom options should be granted; a proposed date for granting each option; a proposed option price; and the number of shares of stock to be included in each option.

                 The committee shall furnish to the board its recommendations as to the proposed optionee, the proposed date for granting the option, the proposed option price and proposed number of shares to be included in the option. The board shall approve, modify or disapprove such option terms, grant the option to the optionee as of a specified date, and authorize the Company to enter into a Stock Option Agreement. If a member of the board is the proposed optionee, such member shall abstain from discussing or voting upon his proposed option.

                 Subject to the express provisions of the plan and ratification by the board, the committee shall have authority to interpret the plan; to prescribe and, with the approval of the Department of Banking and Finance, amend rules and regulations relating to the plan; to determine the details and provisions of each Stock Option Agreement; and to make all other determinations deemed convenient, desirable, necessary or advisable in the administration of the plan.

         4.2 MAJORITY RULE. A majority of the members of the committee shall constitute a quorum, and any action taken by a majority of those present at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by every member of the committee, shall be considered an action of the committee.

         4.3 COMPANY ASSISTANCE. The Company or any of its subsidiary banks shall supply full and timely information to the committee and the board at either's request on all matters relating to eligible optionees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the committee or board may require. The Company or any of its subsidiary banks shall also furnish the committee or board with such clerical and other assistance as is requested or necessary in the performance of their duties.

                                   ARTICLE  V
                        SHARES OF STOCK SUBJECT TO PLAN

         5.1     LIMITATIONS.

                 (a) The aggregate number of shares of stock which may be issued under options shall not exceed 100,000 shares of stock. Such shares may be authorized but previously unissued shares of stock.

                 (b) Existing shareholders of the Company shall have no preemptive rights in the shares of stock subject to options.

                 (c) The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all incentive stock option plans of the optionee's employer corporation and its parent and subsidiary corporations, if any) shall not exceed $100,000. An optionee may exercise options for the purchase of stock valued in excess of $100,000 (determined at the time of grant of the options) in a calendar year, but only if the right to exercise such options shall have first become available in prior calendar years.

         5.2 CORPORATE RECAPITALIZATION OR REORGANIZATION. In the event that the number of shares of outstanding stock is increased or decreased, or said shares are changed into or exchanged for a different kind of stock or other form of securities of the Company or another corporation by reason of merger, consolidation, liquidation, reorganization, recapitalization, reclassification, combination of shares, stock split, or stock dividend:

                 (a) The aggregate number and kind of shares of stock which may be granted under the plan shall be adjusted appropriately so as to avoid dilution;

                 (b) Rights under outstanding options, both as to the number of subject shares and the option price, as defined in Section 6.2, shall be adjusted appropriately so as to avoid dilution and to maintain an option price following such adjustment which is equal to the option price prior to the adjustment; and

                 (c) Where a merger, consolidation, liquidation or reorganization of the Company occurs in which the Company is not a surviving corporation, each outstanding option shall be subject to substitution for new options and appropriate adjustment made so that the aggregate fair market value of each new option is equal to the aggregate fair market value of the option for which the new option is substituted, and so that the new option does not give the optionee additional benefits which he did not have under the pre-existing option.

                 The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the board; any such adjustments may provide for the elimination of fractional share interests.

                                   ARTICLE VI
                         GRANT AND EXERCISE OF OPTIONS

         6.1 OPTION AND GRANT AND AGREEMENT. Each option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the board, and by a written Stock Option Agreement dated as of the date the option is granted by the board. The Stock Option Agreement shall be executed by the optionee, and by such person on behalf of the Company as the board shall designate.

         6.2 OPTION PRICE. The price of the stock subject to each option shall be not less than the fair market value of such stock on the date the option is granted, as determined by the board, and in no event shall the price per share of the stock subject to an option be less than the par value thereof.

         6.3 OPTION PERIOD. The period of time during which an option may be exercised shall be as approved by the board and shall be stated in the Stock Option Agreement, but in no instance shall such period extend beyond that date which is ten (10) years from the date the option is granted.

         6.4 OPTION EXERCISE. An option may be exercised at any time or from time to time after the date the option is granted, within the period described in Section 6.3, but in no case prior to the third anniversary of the date on which the Company began business, that is, April 17, 1989. An optionee may exercise his option as to all or any number of the shares subject to his option, up to the total shares subject to the option, except that the optionee may not purchase fractional shares. The option shall be exercised by delivery of a written notice stating the optionee's intent to exercise the option with respect to a specified number of shares, accompanied by payment in full of the option price for such shares, to the Company at its principal office located at 6266 S. Congress Avenue, Suite L-2, Lantana, Florida 33462. Regardless of any delays in the issuance or delivery of a stock certificate to optionee caused by a delay in fulfillment of the conditions set forth in Article VII, the date upon which said written notice accompanied by full payment is delivered to the Company by optionee shall be considered the date of exercise of the option and also the effective date of the transfer of the stock subject to the option as exercised. In lieu of cash, the optionee may use stock as partial or full payment of the option price.

         6.5 NONTRANSFERABILITY OF OPTION. No option shall be transferable by an optionee other than by will or the laws of descent and distribution. An option shall be exercisable, during optionee's lifetime, only by optionee. Should optionee die while still an employee of, or within three (3) months of terminating his employment with, the Company or any of the Company's subsidiaries, optionee's estate or the person who acquires the option by inheritance or intestate succession may exercise the option at any time during the remainder of the option period as stated in the Stock Option Agreement with optionee.

         6.6     EFFECT OF TERMINATION OF EMPLOYMENT.

                 (a) If the optionee's employment with the Company and all of its subsidiaries by which optionee is employed, if any, shall be terminated by the Company and such subsidiaries, for cause, or by a voluntary act of the optionee other than retirement, the optionee's right to exercise his option shall terminate as of the date his employment terminates, and all of optionee's rights under the plan shall cease.

                 (b) If an optionee's employment with the Company and the Company subsidiaries shall be terminated by the Company and the Company's subsidiaries without cause, the optionee shall be entitled, within thirty (30) days following such termination, to exercise such option to the extent that it was exercisable at the date of such termination of employment.

                 (c) If the optionee shall become "permanently and totally disabled", the optionee shall have the right at any time during the period ending one year from the date of optionee's employment with the Company and any of its subsidiaries is terminated as a result of such disability, to exercise his option to the extent it was exercisable at the date of such disability. An individual is "permanently and totally disabled" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                 (d) No exercise of an option by an optionee's estate or person who acquired the option by inheritance or intestate succession shall be effective to bind the Company unless the Company shall have been furnished with written notice of such exercise and of the capacity of the person so exercising the option, together with an authenticated copy of the will, court order and/or such other evidence as the Company may deem necessary to establish the valid capacity of such person to exercise the option under Section 6.5.

         6.7 RIGHTS AS SHAREHOLDER. An optionee shall have no rights as a shareholder with respect to any stock subject to the option he holds prior to the purchase of such stock by exercise of that option.

                                  ARTICLE VII
                               STOCK CERTIFICATES

         The Company shall not be required to issue or deliver any certificate for shares of stock purchased pursuant to the exercise of any option prior to fulfillment of all of the following conditions:

                 (a) The completion of any registration or other qualification of such shares under any federal or state law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the committee or board shall deem legally required;

                 (b) The receipt of any approval or other clearance from any federal or state governmental agency which the committee or board shall deem legally required; and

                 (c) The lapse of such reasonable period of time following the exercise of the option as the committee or board may establish from time to time for reasons of administrative convenience.

         The Company shall pay for any applicable documentary stamp or stock issuance taxes pertaining to the issuance of stock pursuant to the exercise of any option.

                                  ARTICLE VIII
                TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

         8.1 BOARD ACTION. The board may at any time and from time to time, whether or not upon recommendation of the committee, terminate, or, with the approval of the Department of Banking and Finance, amend or modify the plan, provided however, that the board may not, without approval of the shareholders of the Company:

                 (a) Increase the total number of shares of stock subject to the plan; or

                 (b) Modify the class of employees or the designation of corporation whose employees are eligible to become optionees under Article III of the plan; or

                 (c) Permit any person, while acting as a member of the committee, to receive an option under the plan, but an officer or employee who has previously received an option may serve on the committee so long as such person abstains from discussing or voting on any matter affecting his option which does not equally affect all other options.

         8.2 EXISTING RIGHTS. No termination, amendment, or modification of the plan shall in any manner affect any option theretofore granted under the plan without the consent of the optionee.

         8.3 AUTOMATIC TERMINATION. Unless terminated earlier by the board, the plan shall terminate ten (10) years from the date of adoption by the board or date of approval by the shareholders of the Company, whichever is earlier.

                                   ARTICLE IX
                     INDEMNIFICATION OF BOARD OF DIRECTORS

         9.1 INDEMNITY. In addition to and not exclusive of such other rights of indemnification as they may have as directors of the Company by statute or the bylaws of the Company, the current members and former members of the board, including those who serve or have served on the committee, shall be indemnified by the Company in connection with any acts or failures to act with respect to the plan or any option granted under the plan against expenses actually and necessarily incurred by them in connection with the defense of any claim, action, appeal or other proceeding relating thereto, including all amounts for expenses, investigation costs prior to and after suit, and attorneys' fees all amounts paid in a settlement or compromise of the matter, provided that the settlement is first approved by independent legal counsel selected by the Company; and any amounts paid in satisfaction of a judgment of the matter.

         9.2 EXCEPTION FOR INTENTIONAL ILLEGAL ACTS. No person described in Section 9.1 shall be entitled to indemnity from the Company for an illegal act if the board finds that such person knew at the time of committing the act that the act was a violation of the law.

         9.3 NOTICE TO COMPANY. Should a current or former member of the board receive notice of any claim, action or other proceeding with respect to the plan or any option, he shall immediately so advise the secretary of the Company in writing and shall offer the Company the opportunity at its own expense to handle and defend such proceeding. He shall also, at the same time, deliver to the secretary a copy of any documents he received in connection with the claim, action or proceeding.

                                   ARTICLE X
                                 MISCELLANEOUS

         10.1 EMPLOYMENT AND EXERCISE OF OPTION. Nothing in the plan or in any option granted hereunder or in any Stock Option Agreement relating hereto shall confer upon any employee a right to continue in the employ of the Company or any of its subsidiaries or an obligation to exercise any option granted hereunder.

         10.2 OTHER COMPENSATION PLANS. The adoption and existence of the plan or any option or any Stock Option Agreement shall not affect any other present or future stock option, incentive or compensation plan in effect for the Company or any of its subsidiaries; nor preclude the Company or any of its subsidiaries from establishing any other forms of stock option, incentive, or compensation plans for employees of the Company; nor affect an optionee's right to participate in such other forms of stock option, incentive or compensation plans.

         10.3 APPLICATION OF FUNDS. The proceeds received by the Company from the sale of stock pursuant to the exercise of any option may be used for any purpose for which the Company is incorporated.

         10.4 PLAN BINDING ON SUCCESSORS. The plan shall be binding upon the successors and assigns of the Company.

         10.5 SINGULAR, PLURAL; GENDER. Wherever used in the plan, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

         10.6 HEADINGS NO PART OF PLAN. Headings of articles and sections used in the plan are inserted for convenience and reference only, and constitute no part of the plan.

         10.7 INTERPRETATION. Each and every provision of the plan is intended to be construed to be effective and valid under applicable law. Should any provision be held illegal or invalid, such holding shall not be deemed to affect any other provision herein.

                              GREAT SOUTHERN BANK
                1989 EXECUTIVE INCENTIVE STOCK OPTION AGREEMENT

         THIS AGREEMENT, effective the _______ day of ___________________, 1989, by and between GREAT SOUTHERN BANK, a corporation organized and existing under the laws of the State of Florida (hereinafter the "Company") and _______________________________________________________, (hereinafter the
"Optionee").

                              W I T N E S S E T H:

         WHEREAS, the Company has adopted the Great Southern Bank Executive Incentive Stock Option Plan (hereinafter referred to as the "Plan") for key employees and officers of the Company, intended to qualify for certain tax treatment under Section 422A of the Internal Revenue Code of 1986, as amended, which Plan is incorporated herein and made a part hereof by reference and a copy of which is attached; and

         WHEREAS, the board of directors of the Company regards the Optionee as a key employee upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends, and has determined that it would be to the advantage and interest of the Company and its shareholders to grant an incentive stock option to the Optionee as an inducement to remain in the service of the Company and as an incentive for continued top performance during such service; and

         WHEREAS, the board of directors of the Company did approve and authorize at a meeting held on March 9, 1989, the issuance of an incentive stock option (the "Option") to Optionee upon the terms and conditions set forth in this agreement; and

         WHEREAS, the stock option committee of the board (the "Committee") at a meeting held on August _______, 1989, concurred in such approval; and

         WHEREAS, the Optionee desires to agree to and accept the Option in accordance with the terms and conditions set forth in this agreement; and

         WHEREAS, this agreement constitutes a Stock Option Agreement as defined in Article II(j) of the Plan.

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

         1. The Company hereby grants to the Optionee as of _____________________ (the date of grant), and Optionee accepts, the right and option to purchase an aggregate of __________ shares of common stock of the Company, par value of $5.00 per share, at the purchase price of $10.00 per share, upon the terms and conditions hereinafter set forth.

         2. This Option shall be exercisable at any time beginning April 17, 1992 through April 17, 1999, hereinafter referred to as the "Option Period". This Option may be exercised in whole or in part at any time or from time to time during the Option Period. No partial exercise of the Option may be for less than ten (10) full shares. In no event shall the Company be required to issue fractional shares.

         3. The Optionee must remain in the continuous employ of the Company from the date of grant through the date of exercising the Option or through such date prescribed in Paragraph 4 below (whichever is earlier) in order to exercise the Option. Should the Optionee choose to exercise the Option in part from time to time, the Optionee must remain continuously and be in the employ of the Company and/or its subsidiaries through the date of each subsequent exercise of the Option or through such date described in Paragraph 4 below (whichever is earlier) in order to exercise subsequently any part of the Option.

         4. In the event of termination of employment of the Optionee, the following time periods shall apply:

                 a) If the Optionee's employment with the Company shall be terminated by the Company for cause or by a voluntary act of the Optionee other than retirement, the Optionee's rights to exercise his Option shall terminate as of the date his employment terminates, and all of the Optionee's rights under the Plan shall cease.

                 b) If the Optionee's employment with the Company shall be terminated by the Company without cause or by the Optionee's retirement, the Optionee shall be entitled, within thirty (30) days following such termination, to exercise such Option to the extent that it was exercisable at the date of such termination of employment.

                 c) If the Optionee shall become "permanently and totally disabled", the Optionee shall have the right, at any time during the period ending one year from the date that Optionee's employment with the Company is terminated as a result of such disability, to exercise his Option to the extent it was exercisable at the date of such disability. An individual is "permanently and totally disabled" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                 d) No exercise of an Option by an Optionee's estate or person who acquired the Option by inheritance or intestate succession shall be effective to bind the Company unless the Company shall have been furnished with written notice of such exercise and of the capacity of the person so exercising the Option, together with an authenticated copy of the will, court order and/or such other evidence as the Company may deem necessary to establish the valid capacity of such person to exercise the Option under Section 6.5 of the plan.

         5. Subject to the terms of any employment contract to the contrary, nothing contained herein or in the Plan shall be construed or interpreted as restricting or limiting the right of the Company to terminate or change the terms of the employment of the Optionee at any time for any reason whatsoever. A leave of absence or an interruption of service (including an interruption during military service), authorized or approved by the Company, shall not be deemed a termination of employment for the purposes of Paragraph
3 and 4 hereof.

         6. The Option granted to Optionee by this agreement is not intended to be, nor shall it be, transferable by Optionee, nor exercisable during Optionee's lifetime by any person other than Optionee (or Optionee's duly authorized agent). However, it is understood and agreed that an Option shall be transferable by will or by the laws of descent and distribution upon Optionee's death.

         7. The Company shall not be required to issue or deliver any certificate for shares of stock purchased pursuant to the exercise of any Option prior to fulfillment of all of the following conditions:

                 a) The completion of any registration or other qualification of such shares under federal or state law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee or board shall deem legally required;

                 b) The receipt of any approval or other clearance from any federal or state governmental agency which the Committee or board shall deem legally required; and

                 c) The lapse of such reasonable period of time following the exercise of the Option as the Committee or board may establish from time to time for reasons of administrative convenience.

         The Company shall pay for any applicable documentary stamp or stock issuance taxes pertaining to the issuance of stock pursuant to the exercise of any Option.

         8. This Stock Option Agreement, and all rights pertaining hereto, shall be construed with the Plan, and the Optionee hereby acknowledges receipt of a copy of the Plan at the time of executing this agreement. Should any term of this agreement conflict with any term of the Plan, the terms contained in the Plan shall be controlling.

         9. Any communications which the Company desires to make to the Optionee with respect to this agreement shall be in writing and, if mailed, addressed to the Optionee at his address now on file with the Company, or to such other address as the Optionee may designate in writing and, if mailed, addressed to the secretary of the Company, 6266 South Congress Avenue, Suite L-2, Lantana, Florida 33462. Communications shall be hand-delivered or sent by U.S. Mail, return receipt, with postage prepaid.

         10. The Committee shall have the authority to construe and interpret this agreement and to correct any defect or supply an omission or reconcile any inconsistency herein, and to prescribe reasonable rules and regulations relating to the administration of this Option and other similar options granted under the Plan. All decisions of the Committee upon any questions arising under the Plan, the Option or this agreement shall be conclusive.

         11. The interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of Florida. Any modification of this agreement must be in writing and signed by both parties. Each and every provision of this agreement is intended to be construed as to be effective and valid under applicable law. Should any provision be held illegal or invalid, such holding shall not be deemed to affect any other provision hereof.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the _______ day of _________________, 1989.



ATTEST:                                            GREAT SOUTHERN BANK
------------------------------             ------------------------------

______________________________
WITNESS


                                                            OPTIONEE

______________________________             ______________________________

______________________________
WITNESS